Exhibit 10.32

FEDERAL INCOME TAX ALLOCATION AGREEMENT

Federal Income Tax Allocation Agreement (“Agreement”) made and entered into as of October 1, 2008, by and between United Insurance Holdings Corp., a Florida corporation (“Parent”), United Insurance Holdings, L.C., a wholly owned single-member LLC, (“UIH”), United Insurance Management, L.C., a wholly owned single-member LLC, (“UIM”), Skyway Claims Services, LLC, a wholly owned single-member LLC, (“SCS”), and United Property & Casualty Insurance Company (“UPCIC”). UIH, UIM, SCS, and UPCIC are sometimes hereinafter referred to as Subsidiary. Parent, UIH, UIM, SCS, and UPCIC are sometimes hereinafter referred to severally as a “Member” and collectively as the “Affiliated Group.”

WITNESSETH:

WHEREAS, Parent and UPCIC are an affiliated group within the meaning of Code Section 1504(a) and the related Regulations, and therefore, are eligible to file a consolidated income tax return for federal income tax purposes; and

WHEREAS, the Affiliated Group intends to file consolidated federal income tax returns for so long as Parent shall determine; and

WHEREAS, the Affiliated Group wishes to allocate the consolidated federal income tax liability to UIH, UIM, and SCS as if they were corporations; and

WHEREAS, the Affiliated Group desires to establish a method for allocating the consolidated federal income tax liability of the Affiliated Group among the Members in an agreed fashion and to compensate any Member for use of its net operating and net capital losses, and tax credits utilized in computing consolidated federal taxable income, and to provide for the allocation and payment of any refund arising from a carryback of net operating or capital losses, or tax credits generated in subsequent taxable years.

NOW THEREFORE, in consideration of their mutual covenants herein, the Members agree as follows:

1.	Consolidated Return Election. If at any time and from time to time Parent so elects, all Members will join in the filing of a consolidated federal income tax return for the Affiliated Group for such initial period, and for any subsequent taxable period for which the Affiliated Group is required or permitted to file such a return. Each Member agrees to file such consents, elections and other documents and take such other action as may be necessary or appropriate to carry out the purpose of this Paragraph 1. Any period for which a Member is included in a consolidated federal income tax return filed by the Affiliated Group is referred to in this Agreement as a “Consolidated Return Year.”

2.	Appointment of Parent as Agent. Parent is hereby appointed as agent for the Subsidiaries in the preparing and filing of tax returns and payment of consolidated federal income taxes, pursuant to the applicable provisions of the Code for the initial tax year, and any tax year thereafter where 80 percent or more of the issued and outstanding stock of a Subsidiary as defined in Code Section 1504(a)(2) and the related Regulations is owned directly or indirectly by the Parent for all or any portion of such year.

3.	Payment to Parent by Subsidiary. The Subsidiaries agree to pay Parent for all years or portions of years where the Subsidiary is included in the consolidated federal income tax return with Parent the portions of the consolidated federal income tax liability attributable to the Subsidiary as determined in accordance with Paragraph 4, below. All tax payments are to be settled within 90 days of filing the tax return.

4.	Computation of Tax Liability to Parent for Consolidated Return Year.

a)	Each Subsidiary agrees to pay to Parent, at the times specified in Paragraphs 5 and 6, the amount (if any) of the consolidated federal income tax liability attributable to the Subsidiary determined under the methods prescribed in Regulation Sections 1.1552-1(a)(1) and 1.1502-33(d)(3). The percentage method compensates a Member for the use of its losses in the year a Member’s losses are absorbed by the Affiliated Group.

b)	The absorption of losses under the percentage method shall first be determined by the year in which such losses were generated. All losses shall be absorbed in the order in which they were generated.

c)	Parent shall calculate the payments due to it from the Subsidiaries under this Paragraph 4, and Paragraphs 5 and 6, in a manner consistent with the tax elections, methods of accounting, and other positions taken by Parent on the Affiliated Group’s consolidated federal income tax return.

d)	Any consolidated alternative minimum tax (“AMT”) will be allocated among the Parent and the Subsidiaries in accordance with the provisions of Proposed Regulation Section 1.1552-1(g).

5.	Interim Estimated Payments. The Subsidiaries shall advance to Parent amounts necessary to reimburse Parent for that portion of any estimated federal income tax payments attributable to the inclusion of such Subsidiary in the Affiliated Group. These amounts shall be computed on an interim basis as described in Paragraph 4. The Subsidiaries shall pay Parent within 30 days of receiving notice from the Parent of the amount due. Any amounts so paid for any year shall be credited against the amounts payable to Parent for such year pursuant to Paragraph 4, and any excess resulting from such payments, at the option of the Parent, shall either be refunded by Parent to such Subsidiary within 30 days of a determination that such excess exists or shall be applied to future interim estimated payments due from such Subsidiary.

6.	Tax Adjustments.

a)	In the event of any adjustment to the tax returns of the Affiliated Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service (IRS)), the liabilities of the Members, including Parent, under Paragraphs 4 and 5, shall be re-determined to give effect to any such adjustment as if it was made as part of the original computation of tax liability. Corresponding adjusting payments among Members will be made within 30 days after any such payments are made to or refunds are received from the IRS or, in the case of contested proceedings, within 30 days after a final resolution of the dispute. To the extent that the IRS imposes interest and penalties or interest is included in any refund, any adjusting payment among the Members shall reflect the same in an equitable manner.

b)	It is agreed that Parent shall be responsible for coordinating and overseeing any IRS examinations. All expenses of the examination and of defending any final or proposed adjustments directly identifiable with a Member shall be borne by that Member. All costs and expenses not specifically identifiable with a Member shall be allocated based upon relevant facts and circumstances as Parent deems just and proper.

c)	The Subsidiaries agree that they will inform Parent promptly of all questions raised by the IRS in conducting an examination of federal income tax returns and shall cooperate with Parent’s accountants, tax advisors, and counsel in preparing responses to IRS information requests and proposed adjustments.

d)	The Subsidiaries agree that any adjustments to its tax liabilities arising out of an examination by the IRS shall be computed on the basis of agreement reached by Parent and the IRS, or on the basis of the decision of a court of applicable jurisdiction.

e)	The Subsidiaries hereby waive any and all present and future claims against Parent relating to a compromise, arrangement or agreement between Parent and the IRS based upon an allegation that such compromise, arrangement or agreement improperly causes overstatements of their liabilities to Parent, or that such Subsidiary could have reached more favorable agreements with the IRS on a separate company basis, unless such overstatements result from gross negligence or fraudulent conduct on the part of Parent, its agents, or representatives.

7.	New Members. Any subsidiary of Parent from time to time shall be subject to this Agreement. If at any time Parent acquires or creates one or more subsidiary corporations that become members of the Affiliated Group, they shall be subject to this Agreement, and the term Affiliated Group as used herein shall be deemed to include such subsidiaries.

8.	Successors. This Agreement shall be binding on and inure to the benefit of successors to all the parties hereto (including without limit any successor of any Member succeeding to the tax attributes of such Member under Section 381 of the Code), to the same extent as if such successor had been an original party to the Agreement.

9.	Execution of Documents. Each Member agrees to cause its proper officers to execute the documents, including, but not limited to, statements, elections, certificates, and schedules deemed necessary by the Parent’s tax advisors to the Affiliated Group’s federal income tax return in order to carry out the intent of the provisions of the applicable law and regulations thereunder in effect from time to time.

10.	Termination. This Agreement shall be terminated if:

a)	All Members agree in writing to such termination; or

b)	The Affiliated Group fails to file a consolidated federal income tax return for any taxable year; or

c)	A Subsidiary ceases to be a member of the Affiliated Group but, then, termination of this Agreement is only with respect to such Subsidiary.

Termination of this Agreement shall not affect the obligations of the Members for any taxable year ending on or prior to termination, except that no carryback from a year to which this Agreement does not apply shall be taken into account in applying this Agreement to any taxable year ending on or prior to termination.

11.	Departing Members.

a)	Except as provided in Paragraph 11, a Member whose membership in the Affiliated Group ceases or is terminated for any reason whatsoever shall not have any further remedies, rights, or obligations under this Agreement.

b)	Notwithstanding the termination of a Member, the provisions of this Agreement will remain in effect with respect to such Member, with respect to any period of time during the tax year in which the departure occurs, for which the income of the departing member must be included in the consolidated federal income tax return.

12.	Availability of Records. Notwithstanding termination of this Agreement, all material including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated return shall be available to any Member during regular business hours.

13.	Assignability. No Member shall assign this Agreement without the prior written consent of the other Members.

14.	Applicable Law. Tax calculations shall be made pursuant to the Code and Regulations. In all other respects this Agreement shall be construed in accordance with the laws of the State of Florida without regard to conflict of law provisions.

15.	Modification. The Subsidiaries agree that Parent shall have the authority to make any necessary alterations to this Agreement to comply with any changes or amendments in the provisions of the Code or Regulations enacted thereunder relating to consolidated federal income tax returns. The Members hereby consent to the application of all Code and Regulations sections relating to the filing of consolidated federal income tax returns. Subject to the rights of Parent to modify the provisions of this Agreement for purposes of conforming with the applicable provisions of the Code related to filing consolidated federal income tax returns, and the Regulations thereunder, all alterations, modifications, and amendments of this Agreement shall be in writing and signed by all Members.

IN WITNESS THEREOF, the parties hereto have duly executed this Agreement by authorized officers thereof as of the date first above written.

UNITED INSURANCE HOLDINGS CORP.

By:

UNITED INSURANCE HOLDINGS, L.C.

By:

UNITED INSURANCE MANAGEMENT, L.C.

By:

SKYWAY CLAIMS SERVICES, LLC

By:

UNITED PROPERTY & CASUALTY INSURANCE COMPANY

By: